CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$4,645,000	$259.19

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)

Pursuant to Rule 457(p) under the Securities Act of 1933, unused filing fees of $225,763.12, have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3ASR (No. 333-130051) filed by JPMorgan Chase & Co. on December 1, 2005, and have been carried forward, of which $259.19 offset against the registration fee due for this offering and of which $225,503.93 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing supplement no. 136 To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 134-A-I dated November 21, 2008	Registration Statement No. 333-155535 Dated March 13, 2009 Rule 424(b)(2)

Structured Investments	$4,645,000
Dual Directional Buffered Return Enhanced Notes Linked to a Basket Consisting of the Hang Seng China Enterprises Index, the Hang Seng® Index, the Korea Stock Price Index 200, the MSCI Singapore Index and the MSCI Taiwan Index due September 17, 2009

General

  The notes are designed for investors who seek a return of two times the appreciation, or an unleveraged return of up to 10% equal to the absolute value of any depreciation, of a diversified basket of Asian indices up to a maximum total return on the notes of 13.00% at maturity. Investors should be willing to forgo interest and dividend payments, and, if the Basket declines by more than 10%, be willing to lose some or all of their principal.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing September 17, 2009†.
  Minimum denominations of $5,000 and integral multiples of $1,000 in excess thereof.
  The notes priced on March 13, 2009 and are expected to settle on or about March 18, 2009.

Key Terms

Basket:

The notes are linked to a basket consisting of the Hang Seng China Enterprises Index (“HSCEI”), the Hang Seng® Index (“HSI”), the Korea Stock Price Index 200 (“KOSPI2”), the MSCI Singapore Index (“SGY”) and the MSCI Taiwan Index (“TWY”) (each a “Basket Index,” and together, the “Basket Indices”). For additional information about the Hang Seng China Enterprises Index and the Hang Seng® Index, see Appendix A and Appendix B, respectively, to this pricing supplement.

Component Weightings:

The Hang Seng China Enterprises Weighting is 28.00%, the Hang Seng Weighting is 16.50%, the KOSPI 200 Weighting is 26.50%, the MSCI Singapore Weighting is 8.00% and the MSCI Taiwan Weighting is 21.00% (each a “Component Weighting,” and collectively, the “Component Weightings”).

Upside Leverage Factor:	2
Payment at Maturity:

If the Ending Basket Level is greater than the Starting Basket Level, you will receive at maturity a cash payment that provides you with a return per $1,000 principal amount note equal to the Basket Return multiplied by two, subject to a Maximum Total Return on the notes of 13.00%. For example, if the Basket Return is more than 6.50%, you will receive the Maximum Total Return on the notes of 13.00%, which entitles you to the maximum payment of $1,130 at maturity for every $1,000 principal amount note that you hold. Accordingly, if the Basket Return is positive, your payment at maturity per $1,000 principal amount note will be calculated as follows, subject to the Maximum Total Return:

$1,000 + [$1,000 x (Basket Return x 2)]

If the Ending Basket Level is equal to the Starting Basket Level, you will receive at maturity a cash payment of $1,000 per $1,000 principal amount note.

If the Ending Basket Level declines from the Starting Basket Level by up to 10%, you will receive at maturity a cash payment that provides you with a return per $1,000 principal amount note equal to the Absolute Basket Return and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Absolute Basket Return)

If the Ending Basket Level declines from the Starting Basket Level by more than 10%, you will lose 1.1111% of the principal amount of your notes for every 1% that the Basket declines beyond 10% and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 x (Basket Return + 10%) x 1.1111]

You will lose some or all of your investment if the Ending Basket Level declines from the Starting Basket Level by more than 10%.

Buffer Amount:	10%
Downside Leverage Factor:	1.1111
Basket Return:	The performance of the Basket from the Starting Basket Level to the Ending Basket Level, calculated as follows: Ending Basket Level – Starting Basket Level Starting Basket Level
Absolute Basket Return:	The absolute value of the Basket Return. For example, a Basket Return of -5% will equal a 5% Absolute Basket Return.
Starting Basket Level:	Set equal to 100 on the pricing date, which was March 13, 2009.
Ending Basket Level:	The Basket closing level on the Observation Date.
Basket Closing Level:	On the Observation Date, the Basket Closing Level will be calculated as follows:

100 x [1 + ((Hang Seng China Enterprises Return * Hang Seng China Enterprises Weighting) + (Hang Seng Return * Hang Seng Weighting) + (KOSPI 200 Return * KOSPI 200 Weighting) + (MSCI Singapore Return * MSCI Singapore Weighting) + (MSCI Taiwan Return * MSCI Taiwan Weighting))]

Each of the returns set forth in the formula above refers to the Index Return for the relevant Basket Index, which reflects the performance of the relevant Basket Index, expressed as a percentage, from the closing level of that Basket Index on the pricing date to the closing level of that Basket Index on the Observation Date.

Observation Date:	September 14, 2009†
Maturity Date:	September 17, 2009†
CUSIP:	48123LP73
†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes – Payment at Maturity” in the accompanying product supplement no. 134-A-I.

Investing in the Dual Directional Buffered Return Enhanced Notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 134-A-I and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Fees and Commissions (1)	Proceeds to Us

Per note	$ 1,000	$ 5	$ 995

Total	$ 4,645,000	$ 23,225	$ 4,621,775

(1)

J.P. Morgan Securities Inc., which we refer to as JPMSI, acting as agent for JPMorgan Chase & Co., will receive a commission of $5.00 per $1,000 principal amount note and will use all of that commission to pay selling concessions to other affiliated dealers.  See “Plan of Distribution” beginning on page PS-168 of the accompanying product supplement no. 134-A-I.

For a different portion of the notes to be sold in this offering, an affiliated bank will receive a fee of $5.00 per $1,000 principal amount note.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. The notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

March 13, 2009

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 134-A-I dated November 21, 2008. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated March 10, 2009 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 134-A-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 134-A-I dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000119312508241469/d424b21.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket?

The following table and graph illustrate the hypothetical total return at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below reflect the Maximum Total Return on the notes of 13.00%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table, graph and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Absolute Basket Return	Total Return

180.00	80.00%	80.00%	13.00%
165.00	65.00%	65.00%	13.00%
150.00	50.00%	50.00%	13.00%
140.00	40.00%	40.00%	13.00%
120.00	20.00%	20.00%	13.00%
110.00	10.00%	10.00%	13.00%
106.50	6.50%	6.50%	13.00%
105.00	5.00%	5.00%	10.00%
102.50	2.50%	2.50%	5.00%
101.00	1.00%	1.00%	2.00%
100.00	0.00%	0.00%	0.00%
99.00	-1.00%	1.00%	1.00%
95.00	-5.00%	5.00%	5.00%
90.00	-10.00%	10.00%	10.00%
80.00	-20.00%	20.00%	-11.11%
70.00	-30.00%	30.00%	-22.22%
60.00	-40.00%	40.00%	-33.33%
50.00	-50.00%	50.00%	-44.44%
40.00	-60.00%	60.00%	-55.56%
30.00	-70.00%	70.00%	-66.67%
20.00	-80.00%	80.00%	-77.78%
10.00	-90.00%	90.00%	-88.89%
0.00	-100.00%	100.00%	-100.00%

JPMorgan Structured Investments —
Dual Directional Buffered Return Enhanced Notes Linked to a Basket Consisting of the Hang Seng China Enterprises Index, the Hang Seng® Index, the Korea Stock Price Index 200, the MSCI Singapore Index and the MSCI Taiwan Index

PS-1

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table on the previous page and the graph above are calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 105.
Because the Ending Basket Level of 105 is greater than the Starting Basket Level of 100 and the Basket Return of 5% multiplied by 2 does not exceed the Maximum Total Return of 13.00%, the investor receives a payment at maturity of $1,100 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 x (5% x 2)] = $1,100

Example 2: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 95.
Although the Basket Return is negative, because the Ending Basket Level of 95 is less than the Starting Basket Level of 100 by not more than the Buffer Amount of 10% and the Absolute Basket Return is 5%, the investor receives a payment at maturity of $1,050 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x 5%) = $1,050

Example 3: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 120.
Because the Ending Basket Level of 120 is greater than the Starting Basket Level of 100 and the Basket Return of 20% multiplied by 2 exceeds the Maximum Total Return of 13.00%, the investor receives a payment at maturity of $1,130 per $1,000 principal amount note, the maximum payment on the notes.

Example 4: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 80.
Because the Basket Return is negative and the Ending Basket Level of 80 is less than the Starting Basket Level of 100 by more than the Buffer Amount of 10%, the investor receives a payment at maturity of $888.89 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 x (-20% + 10%) x 1.1111] = $888.89

Selected Purchase Considerations

  APPRECIATION POTENTIAL IF THE BASKET RETURN IS POSITIVE — The notes provide the opportunity to enhance equity returns by multiplying a positive Basket Return by two, up to the Maximum Total Return on the notes of 13.00%, or a maximum payment at maturity of $1,130 for every $1,000 principal amount note. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
  POTENTIAL FOR UP TO A 10% RETURN ON THE NOTES EVEN IF THE BASKET RETURN IS NEGATIVE — If the Ending Basket Level is less than the Starting Basket Level by not more than 10%, you will earn a positive, unleveraged return on the notes equal to the Absolute Basket Return. Because the Absolute Basket Return is based on the absolute value of the change from the Starting Basket Level to the Ending Basket Level, if the Absolute Basket Return is less than 10%, you will earn a positive return on the notes even if the Ending Basket Level is less than the Starting Basket Level. For example, a Basket Return of -5% will equal a 5% Absolute Basket Return.
  DIVERSIFICATION AMONG THE BASKET INDICES — The return on the notes is linked to a basket consisting of the Hang Seng China Enterprises Index, the Hang Seng® Index, the Korea Stock Price Index 200, the MSCI Singapore Index and the MSCI Taiwan Index. The Hang Seng China Enterprises Index is a market-capitalization weighted index consisting of all the Hong Kong listed H-shares of Chinese enterprises one year after the first H-share company was listed on the HKSE. H-shares are Hong Kong listed shares, traded in Hong Kong dollars, of Chinese state-owned enterprises. The Hang Seng® Index is a free-float adjusted market capitalization weighted stock market index of The Stock Exchange of Hong Kong Ltd. (“HKSE”) and purports to be an indicator of the performance of the Hong Kong stock market. The Korea Stock Price Index 200 is a capitalization-weighted index of 200 Korean blue-chip stocks which make up a large majority of the total market value of the Korea Stock Exchange. The MSCI Singapore Index is a free float-adjusted market capitalization index that is calculated by MSCI Inc. (“MSCI”) and designed to measure equity market performance in Singapore. The MSCI Taiwan Index, which is calculated by MSCI, is a free float-adjusted market capitalization index of securities listed on the Taiwan Stock Exchange. For additional information about the Hang Seng China Enterprises Index and the Hang Seng® Index, see Appendix A and Appendix B, respectively, to this pricing supplement. For additional information about each of the other Basket Indices, see the information set forth under “The Korea Stock Price Index 200,” “The MSCI Singapore Index” and “The MSCI Taiwan Index” in the accompanying product supplement no. 134-A-I.

JPMorgan Structured Investments —
Dual Directional Buffered Return Enhanced Notes Linked to a Basket Consisting of the Hang Seng China Enterprises Index, the Hang Seng® Index, the Korea Stock Price Index 200, the MSCI Singapore Index and the MSCI Taiwan Index

PS-2

  CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 134-A-I.  Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell, it is reasonable to treat the notes as “open transactions” for U.S. federal income tax purposes.  Assuming this characterization is respected, the gain or loss on your notes should be treated as short-term capital gain or loss, whether or not you are an initial purchaser of notes at the issue price.  However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected.  In addition, on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

  Subject to certain assumptions and representations received from us, the discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket, the Basket Indices or any of the component stocks of the Basket Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 134-A-I dated November 21, 2008.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be exposed on a leveraged basis to any decline in the Ending Basket Level beyond the 10% buffer as compared to the Starting Basket Level.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
  YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM TOTAL RETURN — If the Ending Basket Level is greater than the Starting Basket Level, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Total Return of 13.00%, regardless of the appreciation in the Basket, which may be significant.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing any of the Basket Indices would have.
  NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES — The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the stocks underlying each Basket Index are based, although any currency fluctuations could affect the performance of the Basket. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in your payment at maturity.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.
  MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Basket on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    the expected volatility of the Basket Indices;
    the time to maturity of the notes;
    the dividend rate on the common stocks underlying the Basket Indices;
    interest and yield rates in the market generally;
    a variety of economic, financial, political, regulatory or judicial events;
    the exchange rate and volatility of the exchange rate between the U.S. dollar, the Hong Kong dollar, the Chinese renminbi, the Korean won, the Singapore dollar and the new Taiwan dollar; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments —
Dual Directional Buffered Return Enhanced Notes Linked to a Basket Consisting of the Hang Seng China Enterprises Index, the Hang Seng® Index, the Korea Stock Price Index 200, the MSCI Singapore Index and the MSCI Taiwan Index

PS-3

Historical Information

The following graphs show the historical weekly performance of each Basket Index as well as the Basket as a whole from January 2, 2004 through March 13, 2009. The graph of the historical Basket performance assumes the Basket level on January 2, 2004 was 100 and the Component Weightings specified on the cover of this pricing supplement on that date. The closing level of the Hang Seng China Enterprises Index on March 13, 2009 was 7282.52. The closing level of the Hang Seng® Index on March 13, 2009 was 12525.80. The closing level of the Korea Stock Price Index 200 on March 13, 2009 was 147.29. The closing level of the MSCI Singapore Index on March 13, 2009 was 189.51. The closing level of the MSCI Taiwan Index on March 13, 2009 was 184.08.

We obtained the various Basket Index closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets. The historical levels of each Basket Index and of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing level of any Basket Index on the Observation Date. We cannot give you assurance that the performance of the Basket Indices will result in the return of any of your initial investment.

JPMorgan Structured Investments —
Dual Directional Buffered Return Enhanced Notes Linked to a Basket Consisting of the Hang Seng China Enterprises Index, the Hang Seng® Index, the Korea Stock Price Index 200, the MSCI Singapore Index and the MSCI Taiwan Index

PS-4

APPENDIX A

The Hang Seng China Enterprises Index

     We have derived all information contained in this pricing supplement regarding the Hang Seng China Enterprises Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, HSI Services Limited (“HSI”), a wholly owned subsidiary of Hang Seng Bank. We make no representation or warranty as to the accuracy or completeness of such information. The Hang Seng China Enterprises Index is calculated, maintained and published by HSI. HSI has no obligation to continue to publish, and may discontinue publication of, the Hang Seng China Enterprises Index.

     The Hang Seng China Enterprises Index was launched on August 8, 1994 as a market-capitalization weighted index consisting of all the Hong Kong listed H-shares of Chinese enterprises one year after the first H-share company was listed on The Stock Exchange of Hong Kong Ltd. (“HKSE”). H-shares are Hong Kong listed shares, traded in Hong Kong dollars, of Chinese state-owned enterprises. With the launch of the 200-stock Hang Seng Composite Index (“HSCI”) on October 3, 2001, the Hang Seng China Enterprises Index became part of the Hang Seng Composite Index Series (the “HSCI Series”). Since then, constituents of the Hang Seng China Enterprises Index comprise only the largest H-share companies included in the HSCI. The Hang Seng China Enterprises Index is reported by Bloomberg L.P. under the ticker symbol “HSCEI.”

Index Composition

     To be included in the HSCI and be eligible for inclusion in the Hang Seng China Enterprises Index, a component stock must have a primary listing on the Main Board of the HKSE, and the issuer of such component stock must not have (i) a secondary listing in Hong Kong, (ii) stocks listed on the Growth Enterprises Market or (iii) preference shares, debt securities or other derivatives. A component stock is removed from the HSCI following the semi-annual review process if (a) it experienced more than 20 trading days without turnover during the preceding 12 months (excluding days on which such component stock was suspended from trading) or (b) the component stock’s 12-month average market capitalization rank falls to the 240th position or below. Component stocks with less than one year listing history are counted on a pro-rata basis. A component stock is added to the HSCI following the semi-annual review process if (a) it experienced less than 20 trading days without turnover during the preceding 12 months (excluding days on which such component stock was suspended from trading) and (b) the component stock’s 12-month average market capitalization rank rises to the 160th position or above. The number of component stocks in the HSCI is fixed at 200, and, in the event that the number of component stocks that are removed from and added to the HSCI is not the same, the next highest ranking component stock will be added or the next lowest ranking component stock will be removed, as the case may be. H-Share companies joining or leaving the HSCI are automatically included or excluded from the Hang Seng China Enterprises Index.

Index Calculation

     The Hang Seng China Enterprises Index had a base value of 1,000 at launch, but was rebased on October 3, 2001 following the launch of the HSCI Series with a value of 2,000 on January 3, 2000 to align the Hang Seng China Enterprises Index with the HSCI Series.

     The calculation methodology of the Hang Seng China Enterprises Index changed on March 6, 2006 to a free float-adjusted market capitalization methodology. This free float adjustment aims to exclude from the index calculation long-term core shareholdings that are not readily available for trading. A free float-adjusted factor, which represents the proportion of shares that are free-floating as a percentage of issued shares, is now used to adjust the number of shares for index calculation. A cap of 15% is placed on individual component stock weights in the Hang Seng China Enterprises Index, which are reviewed semi-annually to ensure that no one component stock dominates the Hang Seng China Enterprises Index. If any component stock exceeds 15% of the value of the Hang Seng China Enterprises Index, HSI will cap such component stock’s representation in the Hang Seng China Enterprises Index at 15% until the next following semi-annual review. The following shareholdings are viewed as strategic in nature and are excluded from the Hang Seng China Enterprises Index calculation:

  shares held by strategic shareholder(s) who individually or collectively control more than 30% of the shareholdings;

  shares held by director(s) who individually control more than 5% of the shareholdings;

  shares held by a Hong Kong-listed company that controls more than 5% of the shareholdings as investments; and

  shares held by shareholder(s) who individually or collectively represent more than 5% of the shareholdings in the company and have a publicly disclosed lock-up arrangement.

JPMorgan Structured Investments —
Dual Directional Buffered Return Enhanced Notes Linked to a Basket Consisting of the Hang Seng China Enterprises Index, the Hang Seng® Index, the Korea Stock Price Index 200, the MSCI Singapore Index and the MSCI Taiwan Index

PS-5

The Stock Exchange of Hong Kong Ltd.

     Trading on the HKSE is fully electronic through an Automatic Order Matching and Execution System. The system is an electronic order book in which orders are matched and executed instantaneously if there are matching orders in the book, and on the basis of time/price priority. On-line real-time order entry and execution have eliminated the previous limitations of telephone-based trading. Trading takes place through trading terminals on the trading floor. There are no market-makers on the HKSE, but exchange dealers may act as dual capacity broker-dealers. Trading is undertaken from 10:00 a.m. to 12:30 p.m. and then from 2:30 p.m. to 3:55 p.m. (Hong Kong time) every Hong Kong day except Saturdays, Sundays and other days on which the HKSE is closed. Hong Kong time is 12 hours ahead of Eastern Daylight Savings Time and 13 hours ahead of Eastern Standard Time. Settlement of trade is required within 48 hours and is conducted by electronic book-entry delivery through the Central Clearing and Settlement System.

     Due to the time differences between New York City and Hong Kong, on any normal trading day, trading on the HKSE currently will cease at 12:30 a.m. or 3:55 a.m., Eastern Daylight Savings Time, or 11:30 p.m. or 2:55 a.m., Eastern Standard Time.

     The HKSE has adopted certain measures intended to prevent any extreme short-term price fluctuations resulting from order imbalances or market volatility. Where the HKSE considers it necessary for the protection of the investor or the maintenance of an orderly market, it may at any time suspend dealings in any securities or cancel the listing of any securities in such circumstances and subject to such conditions as it thinks fit, whether requested by the listed issuer or not. The HKSE may also do so where: (1) an issuer fails, in a manner which the HKSE considers material, to comply with the HKSE Listing Rules or its Listing Agreements; (2) the HKSE considers there are insufficient securities in the hands of the public; (3) the HKSE considers that the listed issuer does not have a sufficient level of operations or sufficient assets to warrant the continued listing of the issuer’s securities; or (4) the HKSE considers that the issuer or its business is no longer suitable for listing. Investors should also be aware that the HKSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, until certain price-sensitive information has been disclosed to the public. Trading will not be resumed until a formal announcement has been made. Trading of a company’s shares may also be suspended if there is unusual trading activity in such shares.

     An issuer may apply for suspension of its own accord. A suspension request will normally only be acceded to in the following circumstances: (1) where, for a reason acceptable to the HKSE, price-sensitive information cannot at that time be disclosed; (2) where the issuer is subject to an offer, but only where terms have been agreed in principle and require discussion with, and agreement by, one or more major shareholders (suspensions will only normally be appropriate where no previous announcement has been made); (3) to maintain an orderly market; (4) where there is an occurrence of certain levels of notifiable transactions, such as substantial changes in the nature, control or structure of the issuer, where publication of full details is necessary to permit a realistic valuation to be made of the securities concerned, or the approval of shareholders is required; (5) where the issuer is no longer suitable for listing, or becomes a “cash” company; or (6) for issuers going into receivership or liquidation. As a result of the foregoing, variations in the Index may be limited by suspension of trading of individual equity securities which compose the Index which may, in turn, adversely affect the value of the notes.

Licensing Agreement with HSI Services Limited

     We have entered into an agreement with HSI providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the Hang Seng China Enterprises Index, which is owned and published by HSI, in connection with certain securities, including the notes.

     The Hang Seng China Enterprises Index is published and compiled by HSI Services Limited pursuant to a license from Hang Seng Data Services Limited. The mark and name of the Hang Seng China Enterprises Index are proprietary to Hang Seng Data Services Limited. HSI Services Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the Hang Seng China Enterprises Index by JP Morgan Chase & Co., in connection with the notes (the “Product”), BUT NEITHER HSI SERVICES LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON (i) THE ACCURACY OR COMPLETENESS OF THE INDEX AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (ii) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (iii) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE INDEX IS GIVEN OR MAY BE IMPLIED. The process and basis of computation and compilation of the Hang Seng China Enterprises Index and any of the related formula or formulae, constituent stocks and factors may at any time be changed or altered by HSI Services Limited without notice. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HSI SERVICES LIMITED OR HANG SENG DATA SERVICES LIMITED (i) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE INDEX BY JP MORGAN CHASE & CO. IN CONNECTION WITH THE PRODUCT; OR (ii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HSI SERVICES LIMITED IN THE COMPUTATION OF THE HANG SANG CHINA ENTERPRISES INDEX; OR (iii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE INDEX WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (iv) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON DEALING WITH THE PRODUCT AS A RESULT OF ANY OF THE AFORESAID, AN NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HSI SERVICES LIMITED AND/OR HANG SEND DATA SERVICES LIMITED in connection with the Product in any manner whatsoever by any broker, holder or other person dealing with the Product. Any broker, holder or other person dealing with the Product does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on HSI Services Limited and Hang Seng Data Services Limited. For the avoidance of doubt, this disclaimer does not create any contractual or quasi-contractual relationship between any broker, holder or other person and HSI Services Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.

JPMorgan Structured Investments —
Dual Directional Buffered Return Enhanced Notes Linked to a Basket Consisting of the Hang Seng China Enterprises Index, the Hang Seng® Index, the Korea Stock Price Index 200, the MSCI Singapore Index and the MSCI Taiwan Index

PS-6

APPENDIX B

The Hang Seng® Index

     We have derived all information contained in this pricing supplement regarding the Hang Seng® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, HSI Services Limited (“HSI”), a wholly owned subsidiary of Hang Seng Bank. We make no representation or warranty as to the accuracy or completeness of such information. The Hang Seng® Index is calculated, maintained and published by HSI. HSI has no obligation to continue to publish, and may discontinue publication of, the Hang Seng® Index.

     The Hang Seng® Index was first calculated and published on November 24, 1969. The Hang Seng® Index is a free-float adjusted market capitalization weighted stock market index of The Stock Exchange of Hong Kong Ltd. (“HKSE”) and purports to be an indicator of the performance of the Hong Kong stock market. The Hang Seng® Index is reported by Bloomberg L.P. under the ticker symbol “HSI.”

Index Composition

     Only companies with a primary listing on the main board of the HKSE are eligible as constituents of the Hang Seng® Index. Mainland China enterprises that have an H-share listing in Hong Kong are eligible for inclusion in the Hang Seng® Index when they meet any one of the following conditions: (1) the H-share company has 100% of its ordinary share capital in the form of H-shares which are listed on the HKSE; (2) the H-share company has completed the process of share reform, with the result that there is no unlisted share capital in the company; or (3) for new H-share initial public offerings, the company has no unlisted share capital. For any H-share company included in the Hang Seng® Index, only the H-share portion of the share capital of the company will be used for index calculation, subject to free float adjustment. H-shares are shares of mainland China companies listed on HKSE.

     To be eligible for selection in the Hang Seng® Index , a company: (1) must be among those that constitute the top 90% of the total market value of all primary shares listed on the HKSE (market value is expressed as an average of the past 12 months); (2) must be among those that constitute the top 90% of the total turnover of all primary listed shares on the HKSE (turnover is aggregated and individually assessed for eight quarterly sub-periods for the past 24 months); and (3) should normally have a listing history of 24 months. From the candidates, final selections are based on the following: (1) the market value and turnover rankings of the companies; (2) the representation of the sub-sectors within the Index directly reflecting that of the market; and (3) the financial performance of the companies.

     A constituent of the Hang Seng® Index will be removed from the Hang Seng® Index if it has been suspended from trading for one month. Such a constituent may be retained in the Hang Seng® Index only in exceptional circumstances if it is believed that it is highly likely that the constituent will resume trading in the near future.

Hang Seng® Index Calculation

     From September 11, 2006, and phased in over a period of 12 months to September 2007, the calculation methodology of the Hang Seng® Index has been changed from a full market capitalization weighting to a free float-adjusted market capitalization weighting. Under this calculation methodology, the following shareholdings are viewed as strategic in nature and excluded for calculation: shares held by strategic shareholders who individually or collectively control more than 30% of the shareholdings; shares held by directors who individually control more than 5% of the shareholdings; shares held by a Hong Kong-listed company which controls more than 5% of the shareholdings as investments; and shares held by a shareholders who individually or collectively represent more than 5% of the shareholdings in the company and with a publicly disclosed lock-up management. A free float adjustment factor representing the proportion of shares that is free floated as a percentage of the issued shares, is rounded up to the nearest multiple of 5% for the calculation of the Hang Seng® Index and is updated half-yearly.

     A cap of 15% on individual stock weightings is applied. A cap factor is calculated half-yearly to coincide with the regular update of the free float adjustment factor. Additional re-capping is performed upon constituent changes.

The Stock Exchange of Hong Kong Ltd.

     Trading on the HKSE is fully electronic through an Automatic Order Matching and Execution System. The system is an electronic order book in which orders are matched and executed instantaneously if there are matching orders in the book, and on the basis of time/price priority. On-line real-time order entry and execution have eliminated the previous limitations of telephone-based trading. Trading takes place through trading terminals on the trading floor. There are no market-makers on the HKSE, but exchange dealers may act as dual capacity broker-dealers. Trading is undertaken from 10:00 a.m. to 12:30 p.m. and then from 2:30 p.m. to 3:55 p.m. (Hong Kong time) every Hong Kong day except Saturdays, Sundays and other days on which the HKSE is closed. Hong Kong time is 12 hours ahead of Eastern Daylight Savings Time and 13 hours ahead of Eastern Standard Time. Settlement of trade is required within 48 hours and is conducted by electronic book-entry delivery through the Central Clearing and Settlement System.

JPMorgan Structured Investments —
Dual Directional Buffered Return Enhanced Notes Linked to a Basket Consisting of the Hang Seng China Enterprises Index, the Hang Seng® Index, the Korea Stock Price Index 200, the MSCI Singapore Index and the MSCI Taiwan Index

PS-7

     Due to the time differences between New York City and Hong Kong, on any normal trading day, trading on the HKSE currently will cease at 12:30 a.m. or 3:55 a.m., Eastern Daylight Savings Time, or 11:30 p.m. or 2:55 a.m., Eastern Standard Time.

     The HKSE has adopted certain measures intended to prevent any extreme short-term price fluctuations resulting from order imbalances or market volatility. Where the HKSE considers it necessary for the protection of the investor or the maintenance of an orderly market, it may at any time suspend dealings in any securities or cancel the listing of any securities in such circumstances and subject to such conditions as it thinks fit, whether requested by the listed issuer or not. The HKSE may also do so where: (1) an issuer fails, in a manner which the HKSE considers material, to comply with the HKSE Listing Rules or its Listing Agreements; (2) the HKSE considers there are insufficient securities in the hands of the public; (3) the HKSE considers that the listed issuer does not have a sufficient level of operations or sufficient assets to warrant the continued listing of the issuer’s securities; or (4) the HKSE considers that the issuer or its business is no longer suitable for listing. Investors should also be aware that the HKSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, until certain price-sensitive information has been disclosed to the public. Trading will not be resumed until a formal announcement has been made. Trading of a company’s shares may also be suspended if there is unusual trading activity in such shares.

     An issuer may apply for suspension of its own accord. A suspension request will normally only be acceded to in the following circumstances: (1) where, for a reason acceptable to the HKSE, price-sensitive information cannot at that time be disclosed; (2) where the issuer is subject to an offer, but only where terms have been agreed in principle and require discussion with, and agreement by, one or more major shareholders (suspensions will only normally be appropriate where no previous announcement has been made); (3) to maintain an orderly market; (4) where there is an occurrence of certain levels of notifiable transactions, such as substantial changes in the nature, control or structure of the issuer, where publication of full details is necessary to permit a realistic valuation to be made of the securities concerned, or the approval of shareholders is required; (5) where the issuer is no longer suitable for listing, or becomes a “cash” company; or (6) for issuers going into receivership or liquidation. As a result of the foregoing, variations in the Index may be limited by suspension of trading of individual equity securities which compose the Index which may, in turn, adversely affect the value of the notes.

Licensing Agreement with HSI Services Limited

     We have entered into an agreement with HSI providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the Hang Seng® Index, which is owned and published by HSI, in connection with certain securities, including the notes.

The Hang Seng® Index is published and compiled by HSI Services Limited pursuant to a license from Hang Seng Data Services Limited. The mark and name of the Hang Seng® Index are proprietary to Hang Seng Data Services Limited. HSI Services Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the Hang Seng® Index by JP Morgan Chase & Co., in connection with the notes (the “Product”), BUT NEITHER HSI SERVICES LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON (i) THE ACCURACY OR COMPLETENESS OF THE INDEX AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (ii) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (iii) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE INDEX IS GIVEN OR MAY BE IMPLIED. The process and basis of computation and compilation of the Hang Seng® Index and any of the related formula or formulae, constituent stocks and factors may at any time be changed or altered by HSI Services Limited without notice. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HSI SERVICES LIMITED OR HANG SENG DATA SERVICES LIMITED (i) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE INDEX BY JP MORGAN CHASE & CO. IN CONNECTION WITH THE PRODUCT; OR (ii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HSI SERVICES LIMITED IN THE COMPUTATION OF THE HANG SANG® INDEX; OR (iii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE INDEX WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (iv) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON DEALING WITH THE PRODUCT AS A RESULT OF ANY OF THE AFORESAID, AN NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HSI SERVICES LIMITED AND/OR HANG SEND DATA SERVICES LIMITED in connection with the Product in any manner whatsoever by any broker, holder or other person dealing with the Product. Any broker, holder or other person dealing with the Product does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on HSI Services Limited and Hang Seng Data Services Limited. For the avoidance of doubt, this disclaimer does not create any contractual or quasi-contractual relationship between any broker, holder or other person and HSI Services Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.

JPMorgan Structured Investments —
Dual Directional Buffered Return Enhanced Notes Linked to a Basket Consisting of the Hang Seng China Enterprises Index, the Hang Seng® Index, the Korea Stock Price Index 200, the MSCI Singapore Index and the MSCI Taiwan Index

PS-8